EXHIBIT 1
                            ---------

                    STOCK PURCHASE AGREEMENT


          This Stock Purchase Agreement (this "Agreement") is made and entered into this 26th day of July, 1995, by and between Kenneth S. Phillips ("Purchaser") and Marc Geman ("Seller").


                             RECITAL

          Seller owns shares of Common Stock of PMC
International, Inc., a Colorado corporation ("PMCI"). Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 1,643,845 of such shares (the "Shares") upon the terms and conditions set forth in this Agreement.


                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.   Purchase and Sale.  Purchaser hereby purchases and
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Seller hereby sells, transfers, conveys, assigns and delivers to
Purchaser the Shares. Concurrent with the execution of this Agreement, Seller has delivered to Purchaser a certificate or certificates representing the Shares, duly executed in blank or accompanied by a duly executed stock power(s) sufficient in form to transfer to Purchaser all right, title and interest in and to such Shares.

          2.   Purchase Price; Payment.  The aggregate purchase
               -----------------------
price (the "Purchase Price") for the Shares is [One Million Eight Hundred Fifteen Thousand Dollars ($1,815,000.)]. Concurrently with the execution and delivery of this Agreement and the delivery by Seller to Purchaser of the certificates representing the Shares, in accordance with Paragraph 1, Purchaser has delivered to Seller his non-recourse promissory note (the "Note") in the form attached hereto as Exhibit A, together with a Pledge
                               ---------
Agreement (the "Pledge Agreement") pledging the Shares to Seller as security for the payment of this Note.

          3.   Warranty of Title.  Seller represents and warrants
               -----------------
that he holds full marketable title to the Shares, free and clear of any liens, security agreements or encumbrances and free of any restrictions or rights of any other party (other than restrictions imposed by federal and state securities laws to the transfer of the Shares without registration under such laws), and Seller further represents and warrants that upon execution and delivery of the Shares pursuant to this Agreement, Purchaser shall own such Shares

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free and clear of any liens or encumbrances other than the lien of the Pledge Agreement.

          4.   Investment Representations of Purchaser.
               ---------------------------------------
Purchaser represents to the Seller and to PMCI that Purchaser is purchasing the Shares for investment and with no intention to distribute the Shares or to transfer them in violation of any federal or state securities law. Purchaser represents that he intends to transfer the Shares to Phillips & Andrus, L.L.C., a Colorado limited liability company (the "LLC"), of which he is the controlling person, and the representation in the last preceding sentence is hereby made also on behalf of the LLC. Purchaser acknowledges that any certificate(s) issued to the Purchaser or to the LLC to represent the Shares shall bear a legend calling attention to the fact that the Shares have not been registered under the Securities Act of 1933 or any state securities law and restricting their transfer except in compliance with such laws.

          IN WITNESS WHEREOF this Agreement has been executed and delivered on the day and year first above written.

                                   SELLER:

                                   /s/ Marc Geman
                                   ------------------------------
                                   Marc Geman


                                   PURCHASER:

                                   /s/ Kenneth S. Phillips
                                   ------------------------------
                                   Kenneth S. Phillips


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